Exhibit 5.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of Amendment No. 1 to Registration Statement No. 333-54678 on Form S-6 of our report dated February 12, 2001, relating to the statement of condition of Equity Investor Fund, Select Ten Retirement Portfolio Series 2001, Defined Asset Funds and to the reference to us under the heading "How the Fund Works—Auditors" in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
 New York, NY
February 12, 2001